Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

The Alkaline Water Company Inc.

We consent to the use in the registration statement on Form S-4 dated November 8, 2019 of The Alkaline Water Company Inc., of our reports dated July 1, 2019 relating to our audit of the consolidated financial statements as of and for the year ended March 31, 2019 and the disclaimer of our opinion of The Alkaline Water Company Inc.'s internal control over financial reporting, and the reference to us under the caption "Experts."

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC

Basking Ridge, New Jersey

November 8, 2019